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                                                                     EXHIBIT 4.5

_________, 1996

                                                    [PHOENIX INTERNATIONAL LOGO]
[Name of Shareholder]
[Address of Shareholder]

Dear _________:

As we have discussed, your _______ shares (post-split) of Class A Common Stock (the "Shares") of the Company are subject to selling restrictions under the securities laws. Following the Company's initial public offering and for so long as the Shares are subject to resale restrictions, you may make a one-time request that the Company register the Shares on a Form S-8 registration statement, provided that you are an employee at such time. You must provide the Company with 120 days notice, and the Company agrees to make reasonable efforts to register the Shares. The Company's offer to register the Shares is conditioned upon an opinion from the Company's legal counsel and financial advisors that at such time there are no legal restrictions, Company circumstances or market factors that would cause the timing or number of shares in such registration to be unlawful or inadvisable at that time. The expenses (primarily legal and accounting) attributable to the registration of the Shares will be paid by you.

Additionally, for so long as you remain employed by the Company and the Shares are subject to resale restrictions, if the Company decides to register its common stock and intends to include secondary shares in such registration, the Company will make reasonable efforts to include the Shares in one such registration upon reasonable notice from you. However, the Company will have no obligation to register the Shares if the managing underwriters for such offering object to the inclusion of the Shares in such offering. The expenses (primarily legal and accounting) attributable to the registration of the Shares will be paid by you.

Very truly yours,
PHOENIX INTERNATIONAL LTD., INC.



Ralph Reichard
President & Chief Operating Officer

Accepted and Agreed to:



_________________________________
      [Name of Shareholder]


cc:  Glenn W. Sturm, Esq.
     Michael Nunan


              900 WINDERLEY PLACE - SUITE 140 - MAITLAND, FL 32751
              PHONE 407/667-0033                  FAX 407/667-0133